As filed with the Securities and Exchange Commission on June 11, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PAR TECHNOLOGY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	16-1434688
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

PAR Technology Park, 8383 Seneca Turnpike
New Hartford, NY	13413-4991
(Address of Principal Executive Offices)	(Zip Code)

___________________________________
SECOND AMENDED AND RESTATED PAR TECHNOLOGY CORPORATION 2015 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

Cathy A. King
Chief Legal Officer and Corporate Secretary
PAR Technology Corporation
8383 Seneca Turnpike
New Hartford, NY 13413-4991
(Name and Address of Agent For Service)

(315) 738-0600
(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☑	Accelerated Filer ☐
Non-Accelerated Filer ☐	Smaller Reporting Company ☐
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

PAR Technology Corporation (the “Registrant”) is filing this Registration Statement on Form S-8 under the Securities Act of 1933, as amended, to register an additional 2,000,000 shares of its common stock, par value $.02 per share (the “Common Stock”), issuable pursuant to the terms of the Second Amended and Restated PAR Technology Corporation 2015 Equity Incentive Plan (the “Plan”). At the recommendation of the Registrant’s Board of Directors, the Registrant’s shareholders approved the Plan at the annual meeting of shareholders on May 29, 2026 (the "2026 Annual Meeting"), increasing the number of shares available for issuance under the Plan by 2,000,000 shares of Common Stock. Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Registration Statements on Form S-8 filed by the Registrant with respect to the Plan on November 16, 2015 (No. 333-208063), July 9, 2019 (No. 333-232589), June 17, 2020 (No. 333-239230), July 13, 2022 (No. 333-266121), and August 22, 2024 (No. 333-281715) together will all exhibits filed therewith or incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents of the Registrant, filed with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

(a)    The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2025, as filed with the Commission on February 26, 2026;

(b)    The portions of the Registrant's Definitive Proxy Statement for the 2026 Annual Meeting, as filed with the Commission on April 16, 2026, that are incorporated by reference into the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2025;

(c)    The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, as filed with the Commission on May 7, 2026;

(d)    The Registrant’s Current Reports on Form 8-K or Form 8-K/A as filed with the Commission on January 15, 2026, January 26, 2026 (Item 3.02 only), February 26, 2026 (Item 8.01 only), March 17, 2026, March 24, 2026, April 15, 2026, and June 3, 2026; and

(e)    The Description of the Registrant’s Common Stock contained in Exhibit 4.6 to the Registrant’s Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 3, 2025, and including any amendments and reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of Common Stock being registered hereby has been passed upon by Cathy A. King, Chief Legal Officer and Corporate Secretary of the Registrant. Ms. King is an employee and officer of the Registrant and owns, or has the right to acquire, a number of shares of Common Stock that represents less than 1% of the total outstanding shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete Delaware General Corporation Law (“DGCL”) and the Registrant's restated certificate of incorporation (the “Certificate of Incorporation”), and the Registrant's amended and restated bylaws (the “Bylaws”).

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 102(b)(7) of the DGCL provides, generally, that the Certificate of Incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision may not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under section 174 of the DGCL, or (iv) a director or officer for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director or officer for any act or omission occurring prior to the date when such provision became effective.

The Bylaws provide that the registrant shall to the fullest extent permitted by law indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to become a director or officer of the registrant, or is or was serving or has agreed to serve at the request of the registrant as a director or officer, of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that such person is or was or has agreed to become an employee or agent of the registrant, or is or was serving or has agreed to serve at the request of the registrant as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on such person’s behalf in connection with such action, suit or proceeding and any appeal therefrom, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding had no reasonable cause to believe such person’s conduct was unlawful; except that in the case of an action or suit by or in the right of the registrant to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Bylaws also provide that expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall to the fullest extent permitted by law be paid by the registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the registrant as authorized in the Bylaws.

The Bylaws provide that the foregoing indemnification provisions shall be deemed to be a contract between the registrant and each director and officer who serves in any such capacity at any time while these provisions as well as the relevant provisions of the DGCL are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. The Bylaws provide that such contract right may not be modified retroactively without the consent of such director or officer.

The Bylaws provide that the foregoing indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the indemnified person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Bylaws provide that the registrant shall purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the registrant, or is or was serving at the request of the registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the registrant would have the power to indemnify him or her against such liability under the provisions of the Bylaws, provided that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the entire board of directors.

The Certificate of Incorporation relieves the Registrant's directors from personal liability for monetary damages to the registrant or its shareholders for breach of such director’s fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (iv) for any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation relieves the registrant’s officers from personal liability for monetary damages to the registrant or its shareholders for breach of such officer’s fiduciary duty, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Restated Certificate of Incorporation (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-09720) filed on June 3, 2025)
4.2	Amended and Restated Bylaws (filed as Exhibit 3.3 to the Registrant’s Current Report on Form 8-K (File No. 001-09720) filed on June 3, 2025)
4.3	Specimen Certificate for shares of common stock (filed as Exhibit 4 to the Registrant’s Registration Statement on Form S-2 filed on May 20, 1996)
5.1	Opinion of Counsel*
23.1	Consent of Counsel (included in the opinion filed as Exhibit 5.1)*
23.2	Consent of Deloitte & Touche, LLP*
24.1	Power of Attorney (included on signature page)*
99.1	Second Amended and Restated PAR Technology Corporation 2015 Equity Incentive Plan (filed as Exhibit 10.1 to the Registrant's Current Report on Form 8-K (File No. 001-09720) filed on June 3, 2026).
107	Filing Fee Table*

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of New Hartford, State of New York, on this 11th day of June, 2026.

PAR TECHNOLOGY CORPORATION
/s/ Bryan A. Menar
Bryan A. Menar
Chief Financial Officer (Principal Financial Officer)

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints Savneet Singh, Bryan A. Menar, and Cathy A. King, and each or any one of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE
/s/ Savneet Singh	Director, Chief Executive Officer and President	June 11, 2026
Savneet Singh	(Principal Executive Officer)

/s/ Bryan A. Menar	Chief Financial Officer	June 11, 2026
Bryan A. Menar	(Principal Financial Officer)

/s/ Michael A. Steenberge	Senior Vice President, Finance & Transformation	June 11, 2026
Michael A. Steenberge	(Principal Accounting Officer)

/s/ Linda M. Crawford	Director	June 11, 2026
Linda M. Crawford

/s/ Keith E. Pascal	Director	June 11, 2026
Keith E. Pascal

/s/ Douglas G. Rauch	Director	June 11, 2026
Douglas G. Rauch

/s/ Cynthia A. Russo	Director	June 11, 2026
Cynthia A. Russo

/s/ Narinder Singh	Director	June 11, 2026
Narinder Singh

/s/ James C. Stoffel	Director	June 11, 2026
James C. Stoffel